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                                                                   Exhibit 99.2



                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]



The Board of Directors
FirstCom Corporation
220 Alhambra Circle, Suite 910
Coral Gables, Florida 33134

Members of the Board:

CIBC World Markets Corp. ("CIBC World Markets") hereby consents to the inclusion of the opinion letter of CIBC World Markets to the Board of Directors of FirstCom Corporation ("FirstCom") as Annex B to, and to the reference thereto under the captions "SUMMARY - The Merger - Opinion of FirstCom's Financial Advisor" and "THE MERGER - Opinion of FirstCom's Financial Advisor" in, the Proxy Statement/Prospectus of FirstCom and AT&T Latin America Corp. ("AT&T Latin America") relating to the proposed merger transaction involving FirstCom and AT&T Latin America. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                            By:   /s/ CIBC WORLD MARKETS CORP.
                                                  -----------------------------
                                                  CIBC WORLD MARKETS CORP.





New York, New York
July 24, 2000